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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                               COMMISSION FILE NUMBER: 1-4014


                                   FINA, INC.

                           (Exact name of registrant)

                                P.O. Box 2159
                             Dallas, Texas 75221
                                (214) 750-2400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        PARENT GUARANTEE OF 6 7/8% NOTES OF FINA OIL AND CHEMICAL COMPANY
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)   [ ]    Rule 12h-3(b)(1)(ii) [ ]
                 Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(2)(i)  [ ]
                 Rule 12g-4(a)(2)(i)   [ ]    Rule 12h-3(b)(2)(ii) [ ]
                 Rule 12g-4(a)(2)(ii)  [ ]    Rule 15d-6           [X]
                 Rule 12h-3(b)(1)(i)   [X]

Approximate number of holders of record as of the certification or notice date: 1


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           Pursuant to the requirements of the Securities Exchange Act of 1934,
Fina, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                  FINA, INC.


                                                  By:   /s/ Cullen M. Godfrey
                                                        ---------------------
                                                            Cullen M. Godfrey

Date:          August 5, 1998